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                                                                       Exhibit 5
                               PALMER & DODGE LLP
                                ONE BEACON STREET
                           BOSTON, MASSACHUSETTS 02108

Telephone: (617) 573-0100                              Facsimile: (617) 227-4420


                                December 2, 1998


Genzyme Corporation
One Kendall Square
Cambridge, Massachusetts 02139

         We are rendering this opinion in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by Genzyme Corporation (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on or about the date hereof. The Registration Statement relates to the registration of 1,758 shares of Genzyme Tissue Repair Division Common Stock and 2,018 shares of Genzyme Molecular Oncology Division Common Stock (collectively, the "Shares"). We understand that the Shares are to be offered and sold in the manner described in the Registration Statement.

         We have acted as your counsel in connection with the preparation of the Registration Statement and are familiar with the proceedings taken by the Company in connection with the authorization and issuance of the Shares. We have examined such documents as we consider necessary to render this opinion.

         Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and when issued and delivered upon exercise of the callable warrants (the "Warrants") issued May 5, 1992, in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                Very truly yours,


                                /s/ Palmer & Dodge LLP
                                ----------------------
                                    Palmer & Dodge LLP